UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 18, 2015

APACHE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-4300	41-0747868
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Post Oak Boulevard

Suite 100

Houston, Texas 77056-4400

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (713) 296-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 18, 2015, Mr. G. Steven Farris informed Apache Corporation (the “Company”) of his intention to retire and resign as chief executive officer and president effective as of January 20, 2015 (the “Retirement Date”). Mr. Farris will continue to serve as non-executive chairman of the Company’s board of directors (the “Board”) until May 1, 2015, at which time he will retire from the Board. On January 18, 2015, the Board appointed John J. Christmann, IV, as chief executive officer and president effective as of January 20, 2015. Mr. Christmann will also join the Company’s Board effective January 20, 2015. Apache director, John E. Lowe, has been elected to succeed Mr. Farris as non-executive chairman of the Board effective May 1, 2015.

A copy of the press release, dated January 20, 2015, announcing Mr. Farris’ retirement is attached as an exhibit to this Form 8-K and incorporated herein by reference.

On January 19, 2015, the Company and Mr. Farris entered into an executive retirement agreement (the “Retirement Agreement”). Pursuant to the Retirement Agreement, Mr. Farris’ existing employment agreement with the Company, dated June 6, 1988 and as amended on November 20, 2008, was terminated. Pursuant to the terms of the Retirement Agreement, Mr. Farris will receive: (i) continued payment of his current base salary of $1,750,000 for thirty-six months following the Retirement Date; (ii) payments of $2,625,000 on each of the date that is the tenth day of the seventh month following the Retirement Date, March 1, 2016, and March 1, 2017, which amount is equal to fifty percent of his annual maximum cash incentive bonus; (iii) a lump sum payment of $1,400,000 to be paid within 30 days after the Retirement Date; (iv) continued vesting of all outstanding restricted stock units (“RSUs”) and stock options according to their original schedules and with full original 10-year option exercise terms; (v) potential cash payments following fiscal years 2015—2017 that equal the fair market value of shares under the Company’s Total Shareholder Return program if those shares would have vested after the applicable performance period under that program had he remained employed at the Company, in lieu of any issuance of any such shares; (vi) the number of RSUs that will be paid out under the 2014 Business Performance Share program in two equal installments on December 31, 2016, and December 31, 2017; and (vii) for 36 months following the Retirement Date, continued individual and group health benefits with terms consistent with those for active employees.

In connection with the equity provisions of the Retirement Agreement, Mr. Farris entered into amendments to restricted stock unit agreements and stock option agreements under the 2007 and 2011 Omnibus Equity Compensation Plans and 2014 Business Performance Share agreements under the 2011 Omnibus Equity Compensation Plan effective January 20, 2015.

Pursuant to the Retirement Agreement, Mr. Farris has also agreed to provide advisory and consulting services as reasonably requested by Apache’s chief executive officer or the Board during the 36-month period beginning on the Retirement Date. Under the terms of the Retirement Agreement, Mr. Farris generally is subject to certain non-competition, non-solicitation, confidentiality, non-disparagement, and non-disclosure restrictions. Mr. Farris also agreed to release the Company from liability stemming from the time he served as an employee of the Company for various claims, including, but not limited to, any local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law claim; and any and all claims Mr. Farris may have arising as the result of any alleged breach of any express or implied employment contract. The Retirement Agreement provides that Mr. Farris will be entitled to indemnification against all losses and expenses related to claims arising out of his service as an employee of the Company to the extent permitted by the Company’s bylaws or insurance contracts.

Prior to his appointment as the Company’s chief executive officer and president, Mr. Christmann, 48, served as executive vice president and chief operating officer, North America, since January 1, 2014, having previously served as region vice president, Permian Region, from January 2010 through December 2013, vice president, Business Development, from January 2004 through December 2009, and production manager for the Gulf Coast region from April through December 2003. Prior to that, Mr. Christmann held various positions of increasing responsibility in the business development area since joining the Company in 1997. Previously, he was employed by Vastar Resources/ARCO Oil and Gas Company in business development, crude oil marketing, and various production, operational and reservoir engineering assignments. Mr. Christmann has acquired an in-depth knowledge of the Company’s strategy and operations through his various roles at Apache and in the oil and gas industry. This experience will also help him in the assessment and management of risk faced by oil and gas companies.

No material plan, contract, or arrangement was entered into or materially amended in connection with Mr. Christmann’s appointment, and there was no grant or award to Mr. Christmann or modification thereto under any such plan, contract, or arrangement in connection with his appointment. Mr. Christmann has (i) no family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer; (ii) is not a party to any related person transaction with the Company; and (iii) has no arrangements or understandings with any other person pursuant to which he was elected as a director of the Company.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Apache Corporation, dated January 20, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APACHE CORPORATION

Date: January 23, 2015	/s/ Cheri L. Peper
Cheri L. Peper
Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of Apache Corporation, dated January 20, 2015.